Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CCF HOLDINGS LLC

The following discussion and analysis of the financial condition and results of operations of CCF Holdings LLC (“the Company”, “we,” “us” and “our”) should be read together with our consolidated financial statements as of June 30, 2026 (unaudited) and December 31, 2025 (audited) and for the six months ended June 30, 2026 (unaudited) and 2025 (unaudited), in each case together with related notes thereto, included elsewhere in the Registration Statement on Form S-4 filed on June 18, 2026 (the “Form S-4”). The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of the Company’s control. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in the Form S-4.

Overview

We are an alternative consumer finance provider addressing the needs of unbanked and under-banked consumers in the United States. Formed in 2018, we succeeded to the business and operations of Community Choice Financial Inc. As of June 30, 2026, we operated 1,591 retail locations across 25 states and were licensed to deliver similar financial services through a digital platform in 29 states. Through our network of retail locations and digital platforms, we provide customers a variety of financial products and services, including short-term unsecured, medium-term unsecured, and direct secured loans, and other money services business (“MSB”) and third-party services that address the specific needs of our individual customers.

Our business model is centered around delivering a diverse range of financial products and services designed to cater to the varying needs of our customers. Through our extensive network of retail locations and digital platforms, we combine innovative technology with personalized customer service to create a seamless borrowing experience. As part of our commitment to this mission, we comprise a diverse family of brands, each specifically designed to address distinct financial needs and preferences. Our family of brands includes:

•	TitleMax®

•	Speedy Ca$h®

•	Check$mart®

•	easymoney®

•	Community Choice Financial®

•	California Check Cashing Stores®

•	RapidCash®

•	TitleBucks®

•	Cash1®

•	Check into Cash®

•	FirstVirginia®

•	InstaLoan®

•	Avio Credit®

•	Cash Central®

We primarily generate revenue from interest and fee income from our loan products and credit services.

Our diversified products and services offerings include:

•	Finance receivable revenues – We derive revenue from the origination of secured and unsecured short-term and medium-term consumer loans, lines of credit, and the associated interest income earned.

•	Credit service fees – We generate credit service fees through the operation of our credit service organization and credit access bureau (collectively “CSO”). Through our CSO we provide services related to a third-party lender’s consumer loan products by acting as a CSO on behalf of consumers in accordance with applicable state laws.

•	Check cashing fees – We earn revenue through fees charged for cashing checks.

•	Card fees & other – We act in an agency capacity regarding bill payment services, money transfers, card products, fee based third-party processing services and money orders offered and sold at retail locations.

An important part of our retail model is investing in and creating a premier brand presence, supported by a well-trained and motivated workforce. This strategy is aimed at enhancing customer experience, generating increased traffic and introducing our customers to our diverse set of products. We attribute our success to our innovative technology infrastructure, unique analytical models that assess loan performance and our strong focus on delivering outstanding customer service. We prioritize transparency and responsible lending practices, ensuring that our customers are well-informed about their options and obligations.

Our retail platform is a foundational component of our business strategy and a key driver of customer engagement, brand visibility, and operational performance. As of June 30, 2026, we operated 1,591 retail locations across 25 states and were licensed to deliver similar financial services through a digital platform in 29 states. These locations serve as critical touchpoints for our customers, many of whom are unbanked or underbanked and rely on our services for immediate financial needs.

Recent Developments

Merger

On December 11, 2025, Katapult Holdings, Inc., a Delaware corporation (“Katapult”), Merger Sub 1, Merger Sub 2, Aaron's Intermediate Holdco, Inc., a Delaware corporation (“Aaron's”), and the Company entered into the Agreement and Plan of Merger (the “Initial Merger Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the parties will consummate the Mergers, and upon such consummation, each of Merger Sub 1 and Merger Sub 2 will cease to exist, and each of Aaron’s and the Company will become a wholly-owned indirect subsidiary of Katapult (the “Mergers”). The Mergers are subject to customary closing conditions.

On March 24, 2026, we amended certain of the outstanding equity-classified warrants (the “Warrants”) to extend their expiration date through the Closing and to provide that the amended Warrants will be exercised automatically at the Closing. For more information, see the section titled “—Capitalization and Financing Activities” below.

On August 11, 2026, pursuant to the Initial Merger Agreement, as amended by the First Amendment to the Merger Agreement, dated June 17, 2026 (the “Amendment to the Merger Agreement”, and together with the Initial Merger Agreement, the “Merger Agreement”), Katapult completed the business combination transaction with the Company and Aaron's. The transaction was approved and certain members of management of the Company, all necessary conditions and acts to be completed having been performed immediately prior to, contributed and assigned certain equity award units of the Company in exchange for shares of Katapult stock. Immediately prior to the effective time of the Merger Agreement, the Company caused the CCFI MIP Holders to assign, transfer and deliver to Katapult, and Katapult assumed and acquired from the CCFI MIP Holders, the CCFI MIP Equity and Katapult issued to the CCFI MIP Holders and CCF caused the CCFI MIP Holders to acquire from Katapult shares of Katapult Common Stock as consideration for the CCFI MIP Equity. At the effective time of the Merger Agreement, i) all outstanding Common Units, Preferred Units and Phantom Units of the Company were collectively converted solely into the right to receive shares of Katapult Common Stock, ii) shares of Katapult Common Stock became subject to Warrants of the Company, and iii) vested Options not exercised were forfeited for no consideration. At the effective time of the Merger Agreement, Merger Sub 2 merged with and into CCF, and the separate existence of Merger Sub 2 ceased and CCF continued as the surviving limited liability company and subsidiary of Katapult. We incurred merger-related acquisition expenses during the six months ended June 30, 2026 detailed further in the sections titled “—Components of Results of Operations” and “—Results of Operations” below. For more information, see the sections titled “The Mergers” and “The Merger Agreement” in the Form S-4, as well as Note 17 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

Trends and Key Factors Affecting our Performance

Changes in legislation & regulation

We operate within a comprehensive framework of federal, state, and local laws and regulations that govern our products, services, and business practices. These include consumer protection requirements, licensing standards, interest rate parameters, and disclosure obligations. Our well-established compliance infrastructure is designed to proactively adapt to evolving regulatory expectations across jurisdictions and support sustainable, responsible growth.

State-Level Oversight

We operate in multiple states, each with its own regulatory framework governing product terms, permissible fees, interest rates, and repayment structures. Our ability to tailor offerings by state enables us to remain fully aligned with local requirements while continuing to serve customer needs effectively. In addition to financial services regulations, we comply with applicable zoning, licensing, and municipal requirements in the communities we serve. Our ability to remain nimble to both enabling legislative updates as well as those that are restrictive are a real competitive advantage. We continue to closely monitor state-level developments and refine our practices as needed to ensure ongoing compliance and operational resilience.

Federal Oversight

In October 2017, the Consumer Financial Protection Bureau (the “CFPB”) issued the “Payday, Vehicle Title, and Certain High-Cost Installment Loans” rule (the “2017 Payday Rule”), which applies to certain consumer loan products we offer. The rule originally included mandatory ability-to-repay (“ATR”) underwriting requirements and new limitations on repayment practices.

On July 22, 2020, the CFPB published its final small dollar loan rule (the “Final 2017 Payday Rule”), rescinding the mandatory underwriting provisions after re-evaluating their legal and evidentiary basis. The payments provisions of the rule remain in effect. While the compliance date for the Final 2017 Payday Rule was March 30, 2025, on March 28, 2025, the CFPB issued a press release entitled “CFPB Offers Regulatory Relief for Small Loan Providers” indicating that the CFPB “will not prioritize enforcement or supervision actions with regard to any penalties or fines associated with the Payment Withdrawal provisions and the Payment Disclosure provisions once they become operative on March 30, 2025.” We continue to monitor regulatory developments closely and maintain flexibility in our compliance approach.

On April 22, 2026, the CFPB published its final rule setting forth the agency’s approach to fair lending enforcement under the Equal Credit Opportunity Act (“ECOA”) and its implementing Regulation B. Most notably, the final rule establishes that “disparate impact” liability is not authorized under the ECOA and removes the “effects test” from Regulation B. Additionally, the final rule narrows the types of oral or written statements that could constitute improper discouragement of applicants from submitting loan applications and also adds additional prohibitions of special purpose credit programs utilizing race, color, national origin, sex, or any combination thereof as eligibility criterion.

The final rule took effect on July 21, 2026, although litigation or other challenges may affect its implementation or continued applicability. We continue to monitor, review, and assess whether any changes need to be made to our policies, practices, and training as a result of the final rule. We remain engaged in statistical disparate impact testing and recognize the CFPB’s fair lending focus is on intentional discrimination and proxy discrimination. Additionally, California engages in disparate impact reviews under broad civil rights laws.

Federal Tax Developments

On July 4, 2025, the United States enacted tax reform legislation through the One Big Beautiful Bill (the “Act”). Key income tax-related provisions include updates to bonus depreciation, research and development expenditures, interest expense deductibility and international tax regimes. The Act did not have a material impact on our annual effective tax rate in 2025 and we do not expect the Act to have a material impact on our consolidated financial statements in 2026.

Product characteristics and mix

We offer a diversified portfolio of consumer financial products designed to meet the evolving liquidity needs of underbanked and financially underserved individuals. Our core offerings include short-term and medium-term secured and unsecured consumer loans, and lines of credit, which are accessible through both our extensive network of retail locations and our digital platforms.

In certain jurisdictions, we operate through our CSO, which acts as a broker between consumers and unaffiliated third-party lenders. In these arrangements, we earn credit service fees for facilitating loans.

We also provide ancillary services, such as check cashing, card products, money transfers, bill payment services, fee-based third-party processing services and money orders, further enhancing our value proposition to customers seeking convenient, one-stop financial solutions.

Our product offerings are driven by consumer demand and specific regulations applicable to the markets in which we operate:

•	Fees and interest income associated with short-term and medium-term secured and unsecured consumer loans and lines of credit.

•	Service fees are associated with third-party loans.

•	Ancillary service fees from non-lending products.

Through our omnichannel delivery model — combining physical storefronts with our digital platform through online and mobile access — we serve a broad demographic while maintaining operational efficiency. We are continuously evaluating our product mix and delivery channels in response to consumer demand, with a focus on maintaining compliance and optimizing profitability.

Strategic initiatives

Over the past two fiscal years, we have executed a series of strategic initiatives aimed at expanding our market presence, diversifying our product offerings, and enhancing customer access to credit.

•	During 2025, we methodically executed on operational efficiencies and increased customer disbursement and payment options, while refining harmonized recovery efforts and secured collateral management.

•	During 2026, we strive to enter the final stages of consolidating the acquisitions of the last few years across people, technology, and refinement of operational efficiencies. These adjustments are expected to create financial synergies that solidify a foundation to expand revenue growth through a unified approach to marketing, omnichannel operations, and portfolio management.

These initiatives reflect our commitment to delivering accessible, responsible financial solutions and driving long-term value for our customers and stakeholders.

Seasonality

We experience fluctuating demand for our lending products throughout the year. Historically, the highest demand for our credit products occurs during the fourth quarter of each calendar year. Conversely, we typically observe reductions in finance receivables during the first quarter of each calendar year, primarily due to customers receiving income tax refunds. As a result, we typically experience a higher cash usage in the fourth quarter and increased cash generation in the first quarter, excluding other capital usage. Due to the seasonal nature of the business, results of operations for any fiscal quarter may not be indicative of the results for the full fiscal year. Additionally, external factors, such as changes in interest rates and inflation, may influence customer behavior, potentially altering the seasonal patterns typically observed in our business.

Key Performance Indicators

We focus on a variety of key performance indicators to plan, measure and evaluate the Company’s business and financial performance, identify trends affecting our business and inform our strategic business decisions. We use these key performance indicators to develop operational goals for managing our business. Our key performance indicators consist of several operating and financial metrics.

We believe that these key performance indicators provide useful information to investors and others by allowing for transparency with respect to key metrics used by management in its financial and operational decision-making. These metrics may be used by investors in understanding and evaluating our operating results and enhancing the overall understanding of our past performance and future prospects. Our calculation of key performance indicators and metrics may be different than or otherwise not comparable to similarly named metrics used by other companies.

The following table presents a summary of our key performance indicators for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025
Total Customer Count(1)	2,143	2,201
New Customer Count(2)	158	123
Return Customer Count(3)	1,985	2,078
Total New Loan Origination Count(4)	2,311	2,345
Total New Loan Origination Dollars(5)	$969,944	$956,248
Net Bad Debt as a Percentage of Revenue(6)	32.2%	28.8%
Arranged Loan Count (7)	677	674

(1)	Total Customer Count: Total number of customers associated with Finance Receivables.
(2)	New Customer Count: New customers to the Company that we have not interacted with previously.
(3)	Return Customer Count: Total returning customers that have been seen before at one or more of our brands.
(4)	Total New Loan Origination Count: Total number of Finance Receivables originated during the period. This metric reflects customer demand and operational scale.
(5)	Total New Loan Origination Dollars: Total dollar amount of company owned loans originated. This metric indicates the volume of credit extended and is a key driver of interest and fee income.
(6)	Net Bad Debt as a Percentage of Revenue: Represents the proportion of loans deemed uncollectible relative to total revenue. This metric reflects credit quality and collection effectiveness.
(7)	Arranged Loan Count: Total number of loans originated on behalf of third-party lenders. This metric reflects customer demand and operational scale.

Components of Results of Operations

Revenue

We derive revenue primarily from interest income, origination fees, credit service fees, check cashing, card fees, bill payment, money transfer, and money order sales. The following are descriptions of the principal activities from which we generate our revenue:

Finance receivable revenues

We generate finance receivable revenues through the issuance of secured and unsecured short-term and medium-term consumer loans, which yield interest income as well as origination fees.

Credit service fees

We generate credit service fees through the operation of our CSO. Through this program, we provide services related to third-party lenders’ consumer loan products by acting as a CSO on behalf of consumers in accordance with applicable state laws. Services offered under this program include credit-related services such as arranging loans with a third-party lender. When a consumer executes an agreement with us under this program, we agree, for a fee payable to us by the consumer, to provide certain services, one of which is to guarantee the consumer’s obligation to repay the loan received by the consumer from the third-party lender if the consumer fails to do so. For these loans, the lender is ultimately responsible for underwriting these consumer loans, and, if approved, establishing the loan terms. We are then responsible for assessing whether to guarantee these loans. These guarantees represent an obligation to purchase the loan, in the event of consumer default, at which point we would record these loans as finance receivables. We recognize revenue for the provision of credit service fees over the loan term.

Check cashing fees

We generate check cashing fees by charging our customers a fee for converting checks into cash. The full amount of the check cashing fee is recognized as revenue at the time of the transaction.

Card fees

We generate card fees primarily by charging customers various fees associated with prepaid debit cards and other card products. The Company acts as an agent for marketing prepaid debit cards sold at our retail locations. For certain products, the Company offers prepaid cards to our customers as an optional source of funding for loans, maintaining a pre-funded account to facilitate loading the cards.

Other revenues

We generate other revenues primarily by charging fees for bill payment services, money transfers, fee-based third-party processing services and money orders available at our retail locations, where the Company acts as an agent for these services. Certain adjustments are contra-revenue including a retail foot traffic agreement with a third-party to support the offering of our product to their customers to drive sales and other program fees.

Fair value adjustment of finance receivables, net

Fair value adjustment of finance receivables, net includes charge-offs of finance receivables at fair value offset by related recovery operations, as well as changes to the fair value of finance receivables, measured based on a discounted cash flow methodology using an internally developed model with inputs such as estimated loss, payment activity, discount rate, and certain originating, servicing, and collection cost assumptions to estimate the fair value of the loans.

Provision for credit losses

Provisions for credit losses include charge-offs of loan and check cashing services offset by related recovery operations, as well as changes to the allowance for credit losses charged to income in amounts sufficient to maintain an adequate allowance for credit losses and an adequate accrual for losses related to guaranteed loans processed for third-party lenders under the CSO program. The factors used in assessing the overall adequacy of the allowance for credit losses on finance receivables, the accrual for losses related to guaranteed loans made by third-party lenders and the resulting provision for credit losses include an evaluation by product, by market based on historical loss experience, and delinquency of certain medium-term consumer loans.

Expenses

Salaries and related expenses

Salaries and related expenses include salaries, hourly wages, bonuses, equity-based compensation, as well as related expenses associated with medical benefits, employee benefit plans, employer payroll taxes and other employee-related costs.

Occupancy

Occupancy costs consist of expenses associated with operating lease expense under the terms of the related leases. Occupancy costs also include expenses related to telecommunications, real estate taxes, rent, property insurance and utilities necessary for operations.

Advertising and marketing

Advertising and marketing expenses represent costs incurred for producing and communicating advertising, as well as marketing over the internet.

Depreciation and amortization

Depreciation and amortization expense includes depreciation related to fixed assets, such as buildings, equipment, furniture, and signage, as well as amortization of software and definite-lived intangibles.

Store closure expenses

Store closure costs consist of lease termination expenses and exiting expenses for retail locations that have closed or have been scheduled to be closed.

Acquisition expenses

Acquisition expenses represent direct expenses related to mergers and acquisitions, including legal fees, due diligence costs, and advisory fees.

Transition services expense

Transition services expense consists of costs incurred under a Transition Services Agreement ("TSA") following the July 2022 acquisition of Speedy Cash, Rapid Cash, and Avio Credit businesses from CURO Immediate Holdings Corp (“CURO Acquisition”). The purpose of the TSA was to ensure the continuity of key operational functions, facilitate a smooth integration of the acquired subsidiaries into our business, and avoid any disruption of services to the related customers. These expenses included reimbursements to CURO for the reimbursement of certain costs paid for or borne in support of the CURO Acquisition post-transaction. The final TSA payment was made in December 2025.

Non-cash equity-based compensation

Non-cash equity-based compensation expense includes costs from equity awards granted to employees under the Company’s 2021 management incentive plan (“MIP”) approved by our Board of Managers. Additionally, certain members of the Board of Managers have been granted phantom restricted unit awards to be cash settled upon a change in control transaction. As of June 30, 2026, no compensation expense has been recognized as a change in control transaction has not occurred.

Interest expense, net

Interest expense includes long-term debt interest and amortization of debt issuance costs, net of small amounts of interest income from money market accounts.

Loss (gain) on store closures

Gain or loss on store closures primarily include gains or losses on lease terminations through the release of store liabilities and any gains or losses from disposal of property, leasehold improvements, and equipment for retail locations that have closed or have been scheduled to be closed.

Other expenses

Other expenses primarily include collateral collection and loan processing expenses, software subscriptions, recruiting, travel, bank charges, office supplies, insurance, legal expenses and professional fees.

(Benefit from) provision for income taxes

(Benefit from) provision for income taxes consists primarily of the recognition of a deferred tax asset through partial release of the valuation allowance, offset by income taxes in the various jurisdictions where we are subject to taxation.

Comparison of the six months ended June 30, 2026 and 2025

The following table sets forth a summary of our consolidated results of operations for the period indicated, and the changes between comparative periods.

	Six Months Ended June 30,
(in thousands, except for percentages)	2026	2025	$ Change	% Change
Revenues
Finance receivable revenues	$563,532	$548,650	$14,882	2.7%
Credit service fees	241,976	260,123	(18,147)	(7.0)%
Check cashing fees	32,904	32,069	835	2.6%
Card fees	3,418	3,543	(125)	(3.5)%
Other revenues	28,417	24,244	4,173	17.2%
Total revenues, gross	870,247	868,629	1,618	0.2%
Fair value adjustment of finance receivables	863	5,817	(4,954)	(85.2)%
Net charge-offs of finance receivables at fair value	(67,532)	(54,406)	(13,126)	24.1%
Fair value adjustment of finance receivables, net	(66,669)	(48,589)	(18,080)	37.2%
Provision for credit losses	(213,799)	(201,466)	(12,333)	6.1%
Total revenues, net	589,779	618,574	(28,795)	(4.7)%

Expenses
Salaries and related expenses	183,814	187,703	(3,889)	(2.1)%
Occupancy	84,363	82,725	1,638	2.0%
Advertising and marketing	20,001	21,004	(1,003)	(4.8)%
Depreciation and amortization	28,479	30,899	(2,420)	(7.8)%
Store closure expenses	523	386	137	35.5%
Acquisition expenses	5,230	—	5,230	100.0%
Transition services expense	—	899	(899)	(100.0)%
Non-cash equity-based compensation	171	1,393	(1,222)	(87.7)%
Interest expense, net	82,092	87,293	(5,201)	(6.0)%
Gain on store closures	(2,870)	(99)	(2,771)	2799.0%
Other expenses	144,210	153,580	(9,370)	(6.1)%
Total expenses	546,013	565,783	(19,770)	(3.5)%
Income from continuing operations, before tax	43,766	52,791	(9,025)	(17.1)%
(Benefit from) provision for income taxes	(35,531)	6,532	(42,063)	(644.0)%
Net income	79,297	46,259	33,038	71.4%
Net loss attributable to non-controlling interest	(171)	(1,393)	1,222	(87.7)%
Net income attributable to CCF Holdings	$79,468	$47,652	$31,816	66.8%

Finance receivable revenues

Finance receivable revenues increased by $14.9 million, or 2.7%, to $563.5 million for the first half of 2026 from $548.7 million for the first half of 2025, due to the impact of improved underwriting and product harmonization.

Credit service fees

Credit service fees decreased by $18.1 million, or 7.0%, to $242.0 million during the first half of 2026 from $260.1 million during the first half of 2025, as the Company continues its efforts to improve the performance of the portfolio through stronger underwriting, resulting in lower average loan volumes.

Check cashing fees

Check cashing fees increased by $0.8 million, or 2.6%, to $32.9 million during the first half of 2026 from $32.1 million during the first half of 2025, as higher check cashing rates offset lower volume.

Other revenues

Other revenues increased by $4.2 million, or 17.2%, to $28.4 million during the first half of 2026 from $24.2 million during the first half of 2025, primarily due to an agreement with an unaffiliated third-party payment processor to resolve a previously outstanding receivable.

Fair value adjustment of finance receivables

Fair value adjustment of finance receivables decreased by $5.0 million, or 85.2%, to $0.9 million during the first half of 2026 from $5.8 million during the first half of 2025, due to changes in the volume of finance receivables and refining our assumptions used in the model.

Net charge-offs of finance receivables at fair value

Net charge-offs of finance receivables at fair value increased by $13.1 million, or 24.1%, to $67.5 million during the first half of 2026 from $54.4 million during the first half of 2025, primarily driven by an increase in finance receivables at fair value of 16.6%.

Provision for credit losses

Provision for credit losses increased by $12.3 million, or 6.1%, to $213.8 million during the first half of 2026 from $201.5 million during the first half of 2025, due to the allowance impact of a smaller decline in receivables in the first half of 2026 compared to the first half of 2025 and a decrease in allowance rates in 2025.

Salaries and related expenses

Salaries and related expenses decreased by $3.9 million, or 2.1%, to $183.8 million during the first half of 2026 from $187.7 million during the first half of 2025, as we realized the benefits from headcount-related synergy savings.

Occupancy

Occupancy increased by $1.6 million, or 2.0%, to $84.4 million during the first half of 2026 from $82.7 million during the first half of 2025, primarily driven by higher utilities and maintenance costs.

Advertising and marketing

Advertising and marketing decreased by $1.0 million, or 4.8%, to $20.0 million during the first half of 2026 from $21.0 million during the first half of 2025, primarily due to management’s strategic allocation of marketing spend.

Depreciation and amortization

Depreciation and amortization decreased by $2.4 million, or 7.8%, to $28.5 million during the first half of 2026 from $30.9 million during the first half of 2025, driven by a decrease in depreciation of software fixed assets acquired in prior acquisitions.

Acquisition expenses

Acquisition expenses increased to $5.2 million during the first half of 2026 from none during the first half of 2025, due to the costs associated with the Mergers.

Interest expense, net

Interest expense, net decreased by $5.2 million or 6.0%, to $82.1 million during the first half of 2026 from $87.3 million during the first half of 2025, primarily driven by lower debt utilization and reduced variable debt cost due to a decline in the Secured Overnight Financing Rate.

Gain on store closures

Gain on store closures was $2.9 million during the first half of 2026 due to a one-time gain on store lease liabilities.

Other expenses

Other expenses decreased by $9.4 million, or 6.1%, to $144.2 million during the first half of 2026 from $153.6 million during the first half of 2025, primarily due to reductions in Collateral Collection Expenses resulting from process improvements as well as reductions in travel expenses and professional fees.

(Benefit from) provision for income taxes

Income tax benefit increased by $42.1 million, or 644.0%, to $35.5 million during the first half of 2026 from an income tax expense of $6.5 million during the first half of 2025, primarily driven by the recognition of a deferred tax asset in 2026 where our evaluation in the first quarter of 2026 concluded that it was more likely than not that substantially all of our U.S. federal and state deferred tax assets will be realizable.

Credit Quality of Finance Receivables

Our finance receivables consist of short-term and medium-term secured and unsecured consumer loans. We account for our finance receivables at amortized cost for all consumer loans through June 30, 2024. On July 1, 2024, we elected the FVO for all newly originated loans under medium-term secured and medium-term unsecured products, excluding products tied to a line of credit and any third-party lender products under a CSO program. The FVO portfolio is measured based on a discounted cash flow methodology. Loss and payment activity and certain cost assumptions are determined using respective historical data and include consideration of recent trends and anticipated future performance. Future cash flows are discounted using a rate of return that we believe is reflective of the market. The fair value adjustment of finance receivables recognized in earnings was $0.9 million and $5.8 million for the six months ended June 30, 2026 and 2025, respectively.

We monitor the performance of our finance receivables as our results of operations are influenced by the credit quality of our finance receivables portfolio. We consider the delinquency status of the finance receivables as a key credit quality indicator and evaluate the credit quality of our consumers based on the aging status of the loan and payment activity. As part of our credit risk management activities, we actively monitor the migration between the delinquency buckets and changes in the delinquency trends to manage exposure to credit risk in the portfolio. Depending upon the product, our policy generally requires balances be charged off when accounts are either thirty, sixty, or ninety days past due.

The following tables include financial information of our finance receivables. Delinquency metrics include principal, interest and fees that are past due as of the period presented:

	As of June 30, 2026
(in thousands, except for percentages)	Finance Receivables at Amortized Cost	Finance Receivables at Fair Value
Finance receivable balances:
Finance receivables at amortized cost(1)	$515,166	—
Finance receivables at fair value(2)	—	$266,539

Delinquencies:
> 30 days delinquent	55,739	49,336
> 30 days delinquent as a % of finance receivable balance	10.8%	18.5%

	As of December 31, 2025
(in thousands, except for percentages)	Finance Receivables at Amortized Cost	Finance Receivables at Fair Value
Finance receivable balances:
Finance receivables at amortized cost(1)	$545,648	—
Finance receivables at fair value(2)	—	$273,223

Delinquencies:
> 30 days delinquent	64,644	28,646
> 30 days delinquent as a % of finance receivable balance	11.8%	10.5%

(1)	Finance receivables at amortized cost is inclusive of unearned advanced fees and deferred loan origination costs.
(2)	Finance receivables at fair value is inclusive of fair value adjustments to the aggregate principal balance described in Note 3 and Note 16 of the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

We estimate and record an allowance for credit losses associated with our portfolio of finance receivables at amortized cost. Our methodology to estimate the expected lifetime credit losses uses relevant past events, current expectations related to economic conditions, and reasonable and supportable forecasts. Our allowance for credit losses may fluctuate based on changes in portfolio growth, credit quality, and economic conditions.

The total changes to the allowance for credit losses for the periods indicated were as follows:

	Six Months Ended June 30,
(in thousands, except percentages)	2026	2025
Allowance for credit losses:
Beginning of period	$115,540	$114,865
Provision for credit losses	147,665	154,229
Charge-offs, net(1)	(158,319)	(163,717)
End of period	$104,886	$105,377
Allowance as a % of finance receivables at amortized cost	20.4%	20.0%

(1)	Charge-offs, net is net of recoveries.

We apply the FVO method of accounting for certain new medium-term loan originations. Changes in the fair value of finance receivables for the periods indicated were as follows:

	Six Months Ended June 30,
(in thousands)	2026	2025
Finance receivables at fair value(1):
Beginning of period	$273,223	$201,795
Originations	279,614	263,584
Repayments	(219,629)	(191,137)
Charge-offs, net(2)	(67,532)	(54,406)
Net change in fair value	863	5,817
End of period	$266,539	$225,653

(1)	Finance receivables at fair value is inclusive of fair value adjustments to the aggregate principal balance described in Note 3 and Note 16 of the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.
(2)	Charge-offs, net is net of recoveries.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital needs, capital expenditures, contractual obligations, debt service, acquisitions and other commitments. These needs are met through cash flows from operations and other sources of funding, including borrowing under our revolving credit facilities, our securitization facilities and the issuance of perpetual cumulative convertible preferred units (the “Preferred Units”). Our primary uses of cash are funding of finance receivables, operating expenses (e.g., salaries and related expenses and occupancy costs), capital expenditures, and servicing debt obligations.

As of June 30, 2026, we held cash and cash equivalents of $96.8 million. Our cash and cash equivalents include cash on hand and deposits in banks. Our cash generated from operations, along with available borrowing capacity of $49.2 million from our credit facilities as of June 30, 2026, are expected to support our liquidity needs. Borrowing capacity is inclusive of borrowing base calculations on the credit facilities and the available amount is contingent on these calculations.

We believe that our existing cash, cash equivalents, and short-term investments, together with cash flows generated from operations, will be adequate to meet our liquidity requirements for at least twelve months. However, our future capital requirements will depend on several factors, including our financial performance, which is subject to many economic, commercial, regulatory, financial and other factors that are beyond our control. In addition, these factors may require us to seek additional or alternative sources of capital, such as asset-specific financing, additional indebtedness, refinancing of existing indebtedness, or asset sales.

Capitalization and Financing Activities

In addition to our debt facilities discussed below, we have historically issued common units (the “Common Units”), which consist of Class A (the “Class A Common Units”), Class B (the “Class B Units”), Class C (the “Class C Common Units”) and Class M (the “Class M Common Units”), as well as phantom restricted units and Preferred Units. Holders of Preferred Units were granted specific rights, including voting. Certain holders of Preferred Units had board observation rights. These units accrued dividends monthly at a rate of 15.0% per annum, payable at the discretion of our Board of Managers. During the six months ended June 30, 2026 and 2025, we did not issue any Common Units. Phantom restricted units were issued to the Board of Managers, which contain an implicit vesting condition based on a change in control event occurring.

We also issued equity-classified warrants (“Warrants”) to holders of Class A Common Units to purchase Class A Common Units, which were originally scheduled to expire on March 26, 2026. On March 24, 2026, certain of the Warrants were amended to extend their expiration date through the Closing and to provide that the amended Warrants will be exercised automatically at the Closing. On March 26, 2026, Warrants to purchase 800,624 of the Company’s Class A Common Units expired. As of June 30, 2026, Warrants to purchase 8,418,687 of the Company’s Class A Common Units remain outstanding and exercisable.

On August 11, 2026, pursuant to the Merger Agreement, Katapult completed the business combination transaction with Aaron’s and the Company. Immediately prior to the effective time of the Merger Agreement, all unvested units immediately vested with the change of control and the Company caused the CCFI MIP Holders to assign, transfer and deliver to Katapult, and Katapult assumed and acquired from the CCFI MIP Holders, the CCFI MIP Equity and Katapult issued to the CCFI MIP Holders and CCF caused the CCFI MIP Holders to acquire from Katapult shares of Katapult Common Stock as consideration for the CCFI MIP Equity. At the effective time of the Merger Agreement, i) all of our outstanding Common Units, Preferred Units and Phantom Units were collectively converted solely into the right to receive shares of Katapult Common Stock, ii) shares of Katapult Common Stock became subject to our Warrants, and iii) vested Options not exercised were forfeited for no consideration. Refer to Note 17 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A for additional details on the Merger Agreement.

Debt

We maintain a diversified portfolio of debt instruments to support our operations, acquisitions, and strategic initiatives. These facilities include secured revolving credit lines, term loans, and structured financing arrangements, each with specific terms, covenants, and maturity profiles. As of June 30, 2026 and December 31, 2025, our total outstanding principal across all debt facilities was approximately $1.0 billion. Each loan contains specific terms and covenants. Covenants used and their ratios and limits vary between the debt instruments. Types of covenants found in the debt instruments include, but are not limited to, liquidity, interest coverage ratios, leverage ratios, total earnings assets, net worth, tangible net worth, tangible asset coverage, and maximum total debt. We are in compliance with all such debt covenants as of June 30, 2026 and December 31, 2025. For more information on our debt agreements, please see Note 7 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

First Lien Facility

On March 26, 2021, we entered into a $200.0 million asset-based secured revolving credit facility (the “First Lien Facility”) with a non-bank lender. The facility is collateralized by cash and eligible receivables and is subject to borrowing base and concentration limits. The Draw Period date extends through September 30, 2026, with a maturity date of September 30, 2027. Interest-only payments are made periodically with a balloon payment at maturity. The facility has been amended multiple times to reset the maximum commitment up to $180.0 million in 2024. The facility had a weighted average interest rate of 16.0% at June 30, 2026. As of both June 30, 2026 and December 31, 2025, $142.9 million of principal was outstanding on the First Lien Facility. This facility was last amended on August 28, 2026 to extend the draw period and maturity dates.

Term Loan

Additionally, on March 26, 2021, we entered into a $20.0 million secured term loan (the “Term Loan”), which was subsequently increased to $110.8 million through a series of amendments. The Term Loan shares collateral and covenant structures with the First Lien Facility and matures on the earlier of September 30, 2026 or the repayment of the First Lien Facility. Key terms include interest-only payments with a balloon payment at maturity, and amendments in 2022 and 2023 to increase the commitment and update covenants for acquisitions. The term loan has a 15.0% interest rate per annum. As of both June 30, 2026 and December 31, 2025, $110.7 million of principal was outstanding on the Term Loan. The Term Loan was last amended on August 28, 2026 to extend the maturity date.

PPP Loan

In August 2021, we previously acquired 49% of the issued and outstanding shares of Creditcorp stock through a Stock Purchase Agreement and Plan of Merger (the “Creditcorp Acquisition”) and the option to purchase the remaining 51% of the issued and outstanding shares for nominal consideration. The Creditcorp acquisition further included control rights to direct the management, retail and online operations of Creditcorp and its subsidiaries. As part of the Creditcorp acquisition in 2021, we assumed a $10.0 million Paycheck Protection Program Loan (“PPP Loan”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The loan carries a 1% interest rate and was originally due in May 2022. The PPP Loan is currently subject to a legal matter. Creditcorp is exploring options for repayment of the PPP loan and has already accrued for this expense in its financial statements. Refer to Note 12 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A for additional details on the legal status of this matter. Accrued interest of $0.4 million was recorded in accounts payable and accrued liabilities as of both June 30, 2026 and December 31, 2025. As of June 30, 2026 and December 31, 2025, $10.0 million of principal was outstanding on the PPP Loan.

Sparrow Facilities (CURO Acquisition)

To finance the CURO Acquisition, Sparrow Purchaser, LLC, a wholly owned subsidiary of the Company, and its affiliates (collectively “Sparrow”) entered into the following facilities on July 8, 2022:

•	Sparrow Term Loan: $120.0 million term loan (the “Sparrow Term Loan”) with a 16.6% blended interest rate (increased from 15.0%). This loan was amended in 2023 to include quarterly amortization payments of $10.0 million beginning in the fourth quarter 2024 and has reduced the maximum principal balance to $50.0 million and $70.0 million as of June 30, 2026 and December 31, 2025, respectively. This facility matures on December 31, 2027. This facility was amended on August 10, 2026 to increase the maximum commitment by $25.0 million to $75.0 million, update the interest rate, extend the maturity date and update the quarterly amortization payment from $10.0 million per quarter to $1.7 million per quarter and introduced a monthly amortization payment of $0.7 million. Both, the quarterly and monthly amortization payments, are effective for the period ending September 30, 2026 and apply as principal reductions to specific classes of the Sparrow Term Loan.

•	Sparrow Single-pay Facility: a $35.0 million single-pay facility (the “Sparrow Single-pay Facility”) with a 15.5% interest rate (increased from 15.0%), maturing March 31, 2028. This facility was amended on July 10, 2026 to increase the interest rate, and extend the draw period and maturity dates.

•	Sparrow Multi-pay Facility: $175.0 million multi-pay facility (the “Sparrow Multi-pay Facility”) with three tranches: Class A: 60% commitment, 13.5% interest; Class B & C: 30% and 10% commitments, respectively, 12.5% interest; 0.5% non-usage fee on undrawn amounts. This facility matures on December 31, 2028. This facility was amended on July 10, 2026 to extend the draw period and maturity dates.

As of June 30, 2026 and December 31, 2025, the combined outstanding principal of the Sparrow facilities was $191.6 million and $220.1 million, respectively.

TMX Finance Facilities

In October 2023, we acquired TMX Finance LLC from TMX Finance Holdings Inc., including its TitleMax, TitleBucks, and InstaLoan businesses through an Equity Purchase Agreement (the “TMX Acquisition”). To finance the TMX Acquisition, Project Trident Purchaser, LLC, a wholly-owned subsidiary of the Company, and its affiliates (collectively, “Project Trident”) entered into the following facilities on October 2, 2023 and swingline loan on October 20, 2023:

•	TMX ABL Credit Facility: $450.0 million asset backed secured credit facility (the “TMX ABL Credit Facility”) with a weighted average interest rate of 12.5% at June 30, 2026, maturing August 10, 2029. This facility was amended on August 7, 2026 to extend the draw period and maturity dates.

•	Trident ATL Loan: $148.3 million acquisition term loan (the “Trident ATL Loan”) with an 18.0% interest rate. This facility has a maturity date of October 2, 2028. This facility was amended on August 7, 2026 to update certain covenants and provisions. The primary provisions were to update certain reporting requirements in preparation for the Mergers.

•	TMX Over-advance Credit Facility: $50.0 million over-advance credit facility (the “TMX Over-advance Credit Facility”) with an 18.0% interest rate, maturing August 10, 2029. This facility was amended on August 7, 2026 to extend the draw period and maturity dates.

•	Swingline Loan: $15.0 million unsecured facility (the “Swingline Loan”) with an 18.0% interest rate with an initial maturity date of October 20, 2024. This facility was amended on June 30, 2025 to increase the aggregate principal amount that may be borrowed, repaid, and reborrowed to not exceed $20.0 million. This facility was amended on June 30, 2026 to extend the maturity date to January 7, 2028.

As of June 30, 2026 and December 31, 2025, the combined outstanding principal across TMX Finance facilities was $533.1 million and $557.8 million, respectively.

Leases

We lease our facilities under various non-cancellable agreements that require minimum annual rental payments and may include additional charges for common area maintenance. These leases represent a significant component of our long-term obligations and impact our liquidity and capital planning. As of June 30, 2026 and December 31, 2025, we had 1,603 and 1,606 total leases, respectively. For more information on our operating and finance lease commitments, refer to Note 10 of the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

Cash dividends

We paid cash dividends of $24.9 million and $25.0 million for the six months ended June 30, 2026 and 2025, respectively, to our Preferred Units holders and membership units held by our non-controlling interest (“NCI Units”). Also for both June 30, 2026 and 2025, there were $4.1 million in cash dividends declared and subsequently paid to our Preferred Units holders and NCI Units holders in July 2026 and 2025, respectively. The Preferred Units and NCI Units accrue dividends monthly, which are payable at the direction of our Board of Managers. Dividends for Preferred Units are payable monthly at a rate of 15% per annum. Dividends for NCI Units are payable monthly based on the calculated Preferred Units Dividends, representative of the 20% profit interest of the non-controlling interest.

Subsequent to June 30, 2026, we declared total combined dividends of $5.6 million to Preferred Unit holders and NCI Unit holders.

Cash Flows

Comparison of the six months ended June 30, 2026 to the six months ended June 30, 2025

The following table summarizes our cash flows and cash and cash equivalents and restricted cash, for the periods indicated:

	Six Months Ended June 30,
(in thousands)	2026	2025	$ Change
Net cash provided by operating activities	$342,855	$304,782	$38,073
Net cash used in investing activities	(262,456)	(187,870)	(74,586)
Net cash used in financing activities	(77,920)	(94,490)	16,570
Net increase in cash and cash equivalents and restricted cash	2,479	22,422	(19,943)
Cash and cash equivalents and restricted cash, beginning of period	95,488	115,913	(20,425)
Cash and cash equivalents and restricted cash, end of period	$97,967	$138,335	$(40,368)

Cash Flows from Operating Activities

Net cash provided by operating activities increased by $38.1 million to $342.9 million for the six months ended June 30, 2026 from $304.8 million for the six months ended June 30, 2025, primarily driven by increases in net income of $33.0 million adjusted for changes in non-cash items including additional increases from accounts payable and accrued liabilities of $49.4 million, the fair value adjustment of finance receivables, net of $18.1 million and the provision for credit losses of $12.3 million, partially offset by increases in other assets of $64.8 million and other changes in working capital.

Cash Flows from Investing Activities

Net cash used in investing activities increased by $74.6 million to $262.5 million for the six months ended June 30, 2026 from $187.9 million for the six months ended June 30, 2025, primarily due to an increase in net receivables originated of $77.0 million.

Cash Flows from Financing Activities

Net cash used in financing activities amounted to $77.9 million for the six months ended June 30, 2026, compared to $94.5 million for the six months ended June 30, 2025. The decrease in cash used of $16.6 million was primarily driven by decreases in net repayments of debt facilities.

Contractual Obligations and Commitments

We have entered into various commitments and contingencies related to debt obligations, leases, employment relationships, environmental matters, and legal proceedings. For additional information on contractual obligations and commitments, see Notes 7, 10 and 12 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

Unfunded Loan Commitments

We maintain a separate reserve for credit losses on off-balance sheet credit exposures, including unfunded loan commitments, which is included in accounts payable and accrued liabilities on the consolidated balance sheets. For additional information on unfunded loan commitments, see Note 12 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

Transition Service Expenses

As part of the CURO Acquisition, we entered into a TSA whereby we agreed to reimburse CURO for certain costs post transaction which were paid for, or borne in support of, the entities we acquired. The final TSA payment was made in December 2025. For additional information on TSA expenses, see Note 12 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

Litigation

We are currently a defendant in various lawsuits and administrative proceedings wherein certain amounts are claimed or violations of law or regulations are asserted. For additional details on litigation proceedings which may have a material adverse impact on our financial statements, see Note 12 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A.

We believe that we maintain adequate levels of insurance coverage to address such claims and related matters, and that they will not have a significant impact on our liquidity.

Off-Balance Sheet Arrangements

We have limited agency agreements with unaffiliated third-party lenders under the CSO program. The agreements govern the terms by which the Company refers customers to that lender, on a non-exclusive basis, for a possible extension of credit, processes loan applications, and commits to reimburse the lender for any loans or related fees that were not collected from such customers. The guarantee represents our obligation to purchase specific loans that go into default. We recognized an accrual for third-party lender losses related to this obligation on our consolidated balance sheets, which amounted to $43.0 million and $49.8 million as of June 30, 2026 and December 31, 2025, respectively. While we record liabilities to accrue for third party lender losses, we do not record finance receivables for the underlying loans issued by third parties, which are considered off-balance sheet arrangements. However, in the event of default by the consumers, we are obligated to purchase these finance receivables from the issuers. Our maximum exposure to such guarantees was $215.7 million and $239.2 million as of June 30, 2026 and December 31, 2025, respectively.

Refer to Note 14 to our consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A for discussion of accruals related to third-party credit losses.

Critical Accounting Policies

Our consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A have been prepared in accordance with U.S. GAAP. Preparation of the financial statements requires us to make judgments, estimates and assumptions that impact the reported amount of net revenues and expenses, assets and liabilities and the disclosure of contingent assets and liabilities. We consider an accounting judgment, estimate, or assumption to be critical when the estimate or assumption is complex in nature or requires a high degree of judgment and the use of different judgments, estimates and assumptions could have a material impact on our consolidated financial statements. We periodically review our estimates and adjust when facts and circumstances dictate. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will likely be affected.

Certain of our accounting policies require the application of significant judgment in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. See Note 1 to our consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A for additional discussion on our significant accounting policies.

Allowance for Credit Losses and Other Reserves for Third-Party Losses

Allowance for credit losses represents our estimate of expected losses over the life of finance receivables measured at amortized cost. Our other reserves for third-party losses associated with the CSO product offered through unaffiliated third-party lenders represent our estimate of expected losses related to defaulted loans subject to a guarantee. These estimates are inherently subjective and require significant judgment and rely on assumptions about future economic conditions and evaluation of credit risk.

We estimate allowance for credit losses and other third-party reserves using internal inputs such as historical loss experience, current conditions, delinquency, overall portfolio quality, and current economic conditions. Changes in these variables can materially affect our allowance for credit losses.

We estimate the allowance balance and other third-party reserves using relevant information relating to past events, current expectations related to economic conditions, and reasonable and supportable forecasts. The Company utilizes a loss rate approach in determining its lifetime expected credit losses primarily based on the Company’s historical loss experience. The Company’s current expected credit loss vintage model segments its loan portfolio into monthly pools of receivables by short-term, medium-term, secured and unsecured and estimates the allowance for credit losses by applying loss rates primarily derived from internal, historical cumulative loss experience, then adjusted by qualitative factors to address recent and forecasted business trends. Qualitative factors considered when determining any adjustments to the historical loss rates included, but were not limited to, contractual delinquency, the value of underlying collateral, economic and other qualitative considerations, and our judgment. We evaluate pooling decisions and adjust as needed from time to time as risk characteristics change. While we use the best information available to make our evaluation, future adjustments to the allowance for credit losses may be necessary if there are significant changes in economic conditions.

Finance Receivables at Fair Value

We have elected the fair value option for our medium-term secured and medium-term unsecured loan products, excluding line of credit and third-party lender products. We estimate the fair value of these finance receivables using a discounted cash flow methodology. Loss and payment activity and certain originating servicing, and collection cost assumptions are determined using respective historical data and include consideration of recent trends and anticipated future performance. Future cash flows are discounted using a rate of return that the Company believes is reflective of the market. The models are updated at each measurement date to capture any changes in internal factors such as nature, term, volume, payment trends, remaining time to maturity, and portfolio mix, as well as changes in underwriting or observed trends expected to impact future performance.

The following describes the primary inputs to the discounted cash flow analyses that require significant judgment:

Net collections rate: The net collections rate includes all payments of principal, interest, fees, and recoveries developed using our historical experience on a portfolio vintage level and applied to the current portfolio to determine the expected future period cash flow.

Cost assumptions: The cost assumptions include certain acquisition, servicing, and collections costs. These costs reflect our estimate of the amount we would incur to originate as well as service and collect the underlying assets over the assets’ remaining lives. These costs are derived from our historical experience.

Discount rate: The discount rate utilized in the discounted cash flow model reflects our estimate of the rate of return that a market participant would require when investing in financial instruments with similar risk and return characteristics.

Impairment of Goodwill and Long-Lived Assets

We record goodwill when the consideration paid for a business acquisition exceeds the fair value of net tangible and intangible assets acquired. Goodwill is measured and tested for impairment annually, and more frequently, if an event occurs or circumstances change that indicate the fair value of the reporting unit may be below the carrying amount. We have identified that our business operates as a single operating segment and as a single reporting unit for the purpose of goodwill impairment testing.

When facts and circumstances indicate that the carrying value of definite-lived intangible assets may not be recoverable, we assess the recoverability of the carrying value by preparing estimates of sales volume and the resulting profit and cash flows expected to result from the use of the asset or asset group and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount, we recognize an impairment loss. In order to test for goodwill impairment, we compare the fair value of the reporting unit to carrying value, including goodwill. If the fair value of the reporting unit is lower than its carrying amount, an impairment of goodwill is recognized for the amount by which the carrying amount exceeds the fair value.

If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared with the asset’s carrying amount. If the estimated future cash flows from the use of the asset are less than the carrying value, an impairment charge would be recorded to write down the asset to its estimated fair value. Fair value is generally determined by estimates of discounted cash flows or value expected to be realized in a third-party sale. The discount rate used in any estimate of discounted cash flows would be the rate required for a similar investment of like risk.

Based on our evaluation, we concluded there was no impairment on the carrying value of the Company’s goodwill as of June 30, 2026 and December 31, 2025.

We also review long-lived assets, including property, plant, and equipment, and finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy, among others.

Income Taxes

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense represents current tax obligations and the change in deferred tax assets and liabilities.

We recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has greater than 50% likelihood of being realized upon ultimate settlement.

As of June 30, 2026, after evaluating all available positive and negative evidence, including sustained profitability and anticipated future earnings, we concluded that it is more likely than not that substantially all U.S. federal and state deferred tax assets will be realized, except for certain net operating losses related to separate entity returns and deferred tax assets associated with intangible assets subject to built-in loss limitations. Accordingly, we continue to maintain a valuation allowance on deferred tax assets for which realization does not meet the “more-likely-than-not” threshold. In the first quarter of 2026, we released $42.0 million of our valuation allowance, which was recorded as a discrete income tax benefit within the provision for (benefit from) income taxes in the consolidated statements of operations. We will continue to evaluate the realizability of its deferred tax assets on a quarterly basis.

Interest and penalties on income taxes are charged to other expense.

Recently Issued and Adopted Accounting Standards

See Note 1 to the consolidated financial statements included as Exhibit 99.1 to this Current Report on Form 8-K/A for details on recently issued and adopted accounting standards.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The primary market risk we are exposed to is interest rate risk.

Interest rate risk

Our exposure to market risk from adverse changes in interest rates is primarily associated with our loans carried at fair value and our debt instruments.

Beginning July 1, 2024, we elected the FVO for all newly originated medium-term secured and medium-term unsecured loans, excluding products tied to a line of credit and any third-party lender products under a CSO program. The changes in fair value are reported in the fair value adjustment of finance receivables on the Company’s consolidated statements of operations. The fair value of the portfolio is measured based on a discounted cash flow methodology. Future cash flows are discounted using a rate of return that the Company believes is reflective of the market. An increase of 100 basis points to the discount rates used in our valuations would decrease the balance of finance receivables at fair value by $1.2 million at June 30, 2026.

Market risk associated with our fixed-rate debt relates to the potential reduction in fair value from an increase in interest rates. Market risk associated with our variable-rate debt relates to the potential adverse effect on future earnings from an increase in interest rates.

As of both June 30, 2026 and December 31, 2025, we had $1.0 billion of current and long-term debt. Based on the underlying rates and outstanding balances at June 30, 2026, an increase of 100 basis points in average annual interest rates would have increased the annual interest expense on our variable-rate debt and variable-rate leases by $4.4 million.

Concentration of credit risk

We deposit cash with financial institutions, and, at times, such balances may exceed federally insured limits. We believe the financial institutions that hold our cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.